FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627

TARGET CORPORATION  JUNE  SALES

 UP 7.9 PERCENT

MINNEAPOLIS, July 10, 2003 — Target Corporation today reported that its net retail sales for the five weeks ended July 5, 2003 increased 7.9 percent to $4.135 billion from $3.833 billion for the five-week period ended July 6, 2002. Comparable-store sales increased 0.8 percent from fiscal June 2002.

“Sales in June were on plan at both Target Stores and Marshall Field’s and well below plan at Mervyn’s,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “Given the significance of this month’s contribution to our second quarter earnings performance, we now expect our most likely EPS outcome in the quarter to be $0.39 or $0.40.”

			Comparable Stores % Change
	Sales (millions)	Total Sales % Change	This Year	Last Year
June
Target	$3,577	10.4	2.4	6.1
Mervyn’s	288	(12.5)	(12.7)	(0.1)
Marshall Field’s	220	(3.2)	(1.9)	(2.0)
Other	50	43.2	na	na
Total	4,135	7.9	0.8	4.9

Year-to-date
Target	$14,871	9.4	1.4	6.2
Mervyn’s	1,308	(7.6)	(7.9)	(2.9)
Marshall Field’s	953	(4.8)	(3.8)	(1.7)
Other	189	42.0	na	na
Total	17,321	7.3	0.3	4.7

Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,494 stores in 47 states.  This included 1,167 Target stores, 265 Mervyn’s stores and 62 Marshall Field’s stores.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2002 Form 10-K.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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